Exhibit 99.1 Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Strategic Environmental & Energy Resources, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Strategic Environmental & Energy Resources, Inc. and subsidiaries (the “Company”) as of December 31, 2021 and 2020 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As noted below as a critical audit matter and more fully described in Note 1, the Company has (i) incurred significant losses since inception, (ii) has an accumulated deficit of approximately $29.4 million as of December 31, 2021 and (iii) needs to raise substantial amounts of additional funds to meet its obligations as well as afford it time to develop profitable operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

F-1

Going Concern

Critical Audit Matter Description

As discussed in both Note 1 to the consolidated financial statements and above, the Company has incurred significant losses since inception, and has an accumulated deficit of approximately $29.4 million and a working capital deficit of $7.5 million as of December 31, 2021.

How We Addressed the Matter in Our Audit

Our audit procedures included (1) identifying the conditions and events noted above that, when considered in the aggregate, indicate there is substantial doubt about the Company’s ability to continue as a going concern; (2) evaluating management’s plans in connection with their intent to raise additional equity and debt financing in order to overcome the presumption of going concern; (3) reviewing and evaluating the financial statement presentation and disclosure regarding the substantial doubt about the ability of the Company to continue as a going concern.

/s/ LJ Soldinger Associates, LLC

We have served as the Company’s auditor since 2013.

Deer Park, IL

April 14, 2022 PCAOB Audit ID #318

F-2

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2021	2020

ASSETS
Current Assets
Cash and cash equivalents	$188,800	$46,800
Accounts receivable, net of allowance for doubtful accounts of $0 and $11,800, respectively	536,600	375,600
Inventory	201,700	161,400
Contract assets	3,600	6,800
Prepaid expenses and other current assets	111,300	96,100
Assets held for sale	-	145,000
Total Current Assets	1,042,000	831,700

Property and equipment, net	433,000	547,300
Intangible Assets, net	419,300	447,300
Right of use assets	302,300	349,800
Other assets	40,600	40,600

TOTAL ASSETS	$2,237,200	$2,216,700

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable	$471,200	$841,700
Accrued liabilities	2,230,100	1,749,500
Contract liabilities	525,900	323,900
Deferred revenue	-	30,200
Customer deposits	-	6,200
Paycheck protection program liabilities	96,600	252,800
Short term notes	2,843,900	3,032,800
Short term notes and accrued interest - related party	180,800	206,300
Convertible notes	1,605,000	1,605,000
Current portion of long-term debt and capital lease obligations	525,600	523,900
Current portion of lease liabilities	54,700	47,100
Liabilities held for sale	-	1,961,100
Total Current Liabilities	8,533,800	10,580,500

Lease liabilities net of current portion	280,300	334,700
Long term debt and capital lease obligations, net of current portion	1,619,600	30,300
Total Liabilities	10,433,700	10,945,500

Commitments and contingencies	-	-

Stockholders’ deficit
Preferred stock; $.001 par value; 5,000,000 shares authorized; -0- shares issued	-	-
Common stock; $.001 par value; 70,000,000 shares authorized; 65,088,575 and 65,088,575 shares issued, issuable ** and outstanding December 31, 2021 and December 31, 2020, respectively	65,100	65,100
Common stock issuable	25,000	25,000
Additional paid-in capital	22,973,800	22,961,200
Stock Subscription receivable	(25,000)	(25,000)
Accumulated deficit	(29,364,800)	(29,693,700)
Total stockholders’ deficit	(6,325,900)	(6,667,400)
Non-controlling interest	(1,870,600)	(2,061,400)
Total Deficit	(8,196,500)	(8,728,800)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,237,200	$2,216,700

**	Includes 2,785,000 and 3,185,000 shares issuable at December 31, 2021 and December 31, 2020, respectively, per terms of note agreements.

The accompanying notes are an integral part of these consolidated financial statements.

F-3

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2021	2020
Revenue:
Products	$3,238,300	$2,505,100
Solid waste	240,100	236,000
Total revenue	3,478,400	2,741,100

Operating expenses:
Products costs	2,221,300	1,741,900
Solid waste costs	29,100	81,000
General and administrative expenses	1,018,200	1,121,200
Salaries and related expenses	946,100	1,272,600
Total operating expenses	4,214,700	4,216,700

Loss from operations	(736,300)	(1,475,600)

Other income (expense):
Interest expense	(738,600)	(875,700)
Gain on abandonment	1,458,200	-
Gain on debt extinguishment	213,200	-
Other	31,100	17,000
Total non-operating income (expense), net	963,900	(858,700)

Income (loss) from continuing operations	227,600	(2,334,300)

Income (loss) from discontinued operations, net of tax	292,100	(429,800)

Net income (loss)	519,700	(2,764,100)

Less: Net income (loss) attributable to non-controlling interest	190,800	(34,700)

Net income (loss) attributable to SEER common stockholders	$328,900	$(2,729,400)

Basic earnings per share attributable to SEER common stockholders
Income (loss) from continuing operations, per share	$0.00	$(0.03)
Income (loss) from discontinued operations, per share	0.01	(0.01)
Net income (loss) per share, basic	$0.01	$(0.04)

Fully diluted earnings per share attributable to SEER common stockholders
Income (loss) from continuing operations, per share	0.00	(0.03)
Income (loss) from discontinued operations, per share	0.01	(0.01)
Net income (loss) per share, basic	$0.01	$(0.04)

Weighted average shares outstanding – basic	65,088,575	64,106,563
Weighted average shares outstanding – diluted	65,178,575	64,106,563

The accompanying notes are an integral part of these consolidated financial statements.

F-4

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

	Preferred Stock		Common Stock		Additional Paid-in	Common Stock	Stock Subscription	Accumulated	Non-controller	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Subscribed	Receivable	Deficit	Interest	Deficit

Balances at December 31, 2019	-	-	62,591,100	62,600	22,651,100	25,000	(25,000)	(26,964,300)	(2,026,700)	(6,277,300)

Issuance of common stock upon debt penalty	-	-	1,522,500	1,500	225,300	-	-	-	-	226,800

Stock-based compensation	-	-	-	-	19,000	-	-	-	-	19,000

Allocated value of common stock, options, and warrants related to note payable	-	-	975,000	1,000	65,800	-	-	-	-	66,800

Net loss	-	-	-	-	-	-	-	(2,729,400)	(34,700)	(2,764,100)

Balances at December 31, 2020	-	-	65,088,600	65,100	22,961,200	25,000	(25,000)	(29,693,700)	(2,061,400)	(8,728,800)

Stock-based compensation	-	-	-	-	12,600	-	-	-	-	12,600

Net income	-	-	-	-	-	-	-	328,900	190,800	519,700

Balances at December 31, 2021	-	-	65,088,600	65,100	22,973,800	25,000	(25,000)	(29,364,800)	(1,870,600)	(8,196,500)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the years ended December 31,
Cash flows from operating activities:	2021	2020
Income (loss) from continuing operations	$227,600	$(2,334,300)
Income (loss) from discontinued operations	292,100	(429,800)
Net income (loss)	519,700	(2,764,100)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	134,000	160,300
Stock-based compensation expense	12,600	19,000
Non-cash expense for interest, common stock issued for debt penalty	-	226,900
Provision for doubtful accounts receivable	(1,000)	(10,800)
Gain on abandonment of subsidiary	(1,458,000)	-
Non-cash expense for interest, accretion of debt discount	29,900	82,600
Gain on debt distinguishment	(623,800)	-
Gain on disposition of assets	(217,300)	(274,900)
Changes in operating assets and liabilities:
Accounts receivable	(160,000)	322,000
Contract assets	3,200	235,700
Inventory	(106,200)	(291,400)
Prepaid expenses and other assets	120,900	185,700
Accounts payable, accrued liabilities, and customer deposits	26,700	421,800
Contract liabilities	202,000	(3,200)
Deferred revenue	(30,200)	(32,900)
Payroll taxes payable	-	33,200
Net cash used in operating activities	(1,547,500)	(1,690,100)
Cash flows from investing activities:
Purchase of property and equipment	(3,000)	(131,600)
Proceeds from the sale of fixed assets	192,100	292,100
Net cash provided by investing activities	189,100	160,500
Cash flows from financing activities:
Payments of notes and capital lease obligations	(154,100)	(250,300)
Payments of short-term notes - related party	(71,100)	-
Proceeds from short-term notes - related party	10,000	-
Proceeds from short-term and long-term debt	1,585,000	882,200
Proceeds from paycheck protection program	130,100	590,300
Net cash provided by financing activities	1,499,900	1,222,200

Net increase (decrease) in cash	141,500	(307,400)
Cash at the beginning of period	47,300	354,700
Cash at the end of period	$188,800	$47,300

Supplemental disclosures of cash flow information:
Cash paid for interest	$37,500	$23,500
Financing of prepaid insurance premiums	$52,400	$94,700
Cash paid for income taxes	$-	$-
Non-cash repayment of debt	$188,900	$145,300
Common stock and options issued in connection with notes payable	$-	$66,700
Non-cash repayment of debt - PPP Loan	$623,800	$-
Non-cash payment of interest	$22,500	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND FINANCIAL CONDITION

Organization and Going Concern

Strategic Environmental & Energy Resources, Inc. (“SEER,” or the “Company”), a Nevada corporation, is a provider of next-generation clean-technologies, waste management innovations and related services. SEER has two wholly owned operating subsidiaries and three majority-owned subsidiaries; all of which together provide technology solutions and services to companies primarily in the oil and gas, refining, landfill, food, beverage & agriculture, and renewable fuel industries. The two wholly owned subsidiaries include: 1) MV, LLC (d/b/a MV Technologies) (“MV”), designs and builds biogas conditioning solutions for the production of renewable natural gas, odor control systems and natural gas vapor capture primarily for landfill operations, waste-water treatment facilities, oil and gas fields, refineries, municipalities and food, beverage & agriculture operations throughout the U.S.; 2) Strategic Environmental Materials, LLC, (“SEM”), is a materials technology company focused on development of cost-effective chemical absorbents. The Company had a third wholly owned subsidiary, REGS, LLC (d/b/a Resource Environmental Group Services (“REGS”)), which was discarded and abandoned on September 1, 2021, all operations are included in discontinued operations (See Note 14).

The two majority-owned subsidiaries are 1) Paragon Waste Solutions, LLC (“PWS”), and 2) PelleChar, LLC (“PelleChar”). PWS is currently owned 54% by SEER and PelleChar is owned 51% by SEER.

PWS has developed, and continues to develop, specific opportunities to deploy and commercialize patented technologies for a non-thermal plasma-assisted oxidation process that makes possible the clean and efficient destruction of solid hazardous chemical and biological waste (i.e., regulated medical waste, chemicals, pharmaceuticals and refinery tank waste, etc.) without landfilling or traditional incineration and without harmful emissions. Additionally, PWS’ technology “cleans” and conditions emissions and gaseous waste streams (i.e., volatile organic compounds and other greenhouse gases) generated from diverse sources such as refineries, oil fields, and many others.

PelleChar was established in September 2018 and is owned 51% by SEER. Pellechar has secured third-party pellet manufacturing capabilities from one of the nation’s premier pellet manufacturers. Working closely with Biochar Now, LLC, Pellechar commenced sales in late 2019 of its proprietary pellets containing the proven and superior Biochar Now product starting with the landscaping and big agriculture markets. At this time, Pellechar is the only company able to offer a soil amendment pellet containing the Biochar Now product that is produced using the patented pyrolytic process. For the year ended December 31, 2021, PelleChar activity related to startup of operations that were interrupted by the pandemic in 2020, which postponed its ability to commence the marketing of its product. Revenue and expenses of PelleChar were not material for the year then ended.

Principals of Consolidation

The accompanying consolidated financial statements include the accounts of SEER, its wholly owned subsidiaries, SEM, MV and REGS (through September 1, 2021 as discontinued operations), and its majority-owned subsidiaries PWS and PelleChar, since their respective acquisition or formation dates. All material intercompany accounts, transactions, and profits have been eliminated in consolidation. The Company has non-controlling interest in joint ventures, which are reported on the equity method.

Going Concern

As shown in the accompanying consolidated financial statements, the Company has experienced recurring losses, and has accumulated a deficit of approximately $29.4 million as of December 31, 2021, and $29.7 million as of December 31, 2020. For the year ended December 31, 2021, the Company realized net income of approximately $0.5 million and in 2020, the Company incurred a net loss of approximately $2.8 million. The Company had a working capital deficit of approximately $7.5 million as of December 31, 2021, and a working capital deficit of $9.8 million as of December 31, 2020. These factors raise substantial doubt about the ability of the Company to continue to operate as a going concern.

F-7

Realization of a major portion of the Company’s assets as of December 31, 2021, is dependent upon continued operations. The Company is dependent on generating additional revenue or obtaining adequate capital to fund operating losses until it becomes profitable. For the year ended December 31, 2021, the Company raised approximately $1.7 million from the Payroll Protection Program and the issuance of short-term and long-term debt, offset by payments of principal on short term notes and capital leases of $0.2 million, for a net cash provided by financing activities of approximately $1.5 million. In addition, the Company has undertaken a number of specific steps to continue to operate as a going concern. The Company continues to focus on developing organic growth in our operating companies and improving gross and net margins through increased attention to pricing, aggressive cost management and overhead reductions, including discontinuing REGS, a line of business with historically insufficient margins. Critical to achieving profitability will be the ability to license and or sell, permit and operate though the Company’s joint ventures and licensees the CoronaLux™ waste destruction units. The Company has increased business development efforts to address opportunities identified in expanding markets attributable to increased interest in energy conservation and emission control regulations. In addition, the Company is evaluating various forms of financing which may be available to it. There can be no assurance that the Company will secure additional financing for working capital, increase revenues and achieve the desired result of net income and positive cash flow from operations in future years. These financial statements do not give any effect to any adjustments that would be necessary should the Company be unable to report on a going concern basis.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reclassifications

Certain reclassifications have been made in the 2020 consolidated financial statements to conform to the 2021 presentation. These reclassifications have no effect on net income for 2020.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make a number of estimates and assumptions related to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the cash flows used in the impairment testing of definite lived tangible and intangible assets; valuation allowances and reserves for receivables; revenue recognition related to contracts accounted for under the percentage of completion method; revenue recognition method for perpetual technology license agreements; share-based compensation; discontinued operations future consideration and carrying amounts of equity investments. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid debt investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. Periodically, we maintain deposits in financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. As of December 31, 2021, and 2020, we did not hold any assets that would be deemed to be cash equivalents.

Accounts Receivable and Concentration of Credit Risk

Accounts receivable are recorded at the invoiced amounts less an allowance for doubtful accounts. The allowance for doubtful accounts is based on our estimate of the amount of probable credit losses in our accounts receivable. We determine the allowance for doubtful accounts based upon an aging of accounts receivable, historical experience and management judgment. Accounts receivable balances are periodically reviewed for collectability, and balances are charged off against the allowance when we determine that the potential for recovery is remote. An allowance for doubtful accounts of approximately $0 and $11,800 had been reserved as of December 31, 2021, and 2020, respectively.

F-8

We are exposed to credit risk in the normal course of business, primarily related to accounts receivable. Our customers operate primarily in the oil production and refining, biogas generating landfill and wastewater treatment industries in the United States. Accordingly, we are affected by the economic conditions in these industries as well as general economic conditions in the United States. To limit credit risk, management periodically reviews and evaluates the financial condition of its customers and maintains an allowance for doubtful accounts. As of December 31, 2021, we do not believe that we have significant credit risk.

As of December 31, 2021, we had three customers who each comprised 10% or more of our accounts receivable and had a balance of approximately $295,900. As of December 31, 2020, we had one customer who comprised 10% or more of our accounts receivable and had a balance of approximately $229,100.

For the year ended December 31, 2021, we had three customers who each had sales in excess of 10% of our revenue and they represented approximately 36% of total revenue for the year ended December 31, 2021. For the year ended December 31, 2020, we had two customers who each had sales in excess of 10% of our revenue and they represented approximately 26% of total revenue for the year ended December 31, 2020.

Inventories

Inventories are stated at the lower of cost or market and maintained on a first in, first out basis and includes the following amounts at December 31:

	December 31, 2021	December 31, 2020

Finished goods	$98,200	$158,100
Work in process	28,400	88,800
Raw materials	75,100	3,300
	201,700	250,200
Classified as assets held for sale	-	88,800
	$201,700	$161,400

Vendor Concentration

The Company has purchases from four vendors in 2021 and one vendor in 2020, each comprising more that 10% of total purchases. The Company does not believe it is substantially dependent upon nor exposed to any significant concentration risk related to purchases from any single vendor.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments, including accounts receivable and accounts payable, are carried at cost, which approximates their fair value due to their short-term maturities. We believe that the carrying value of notes payable with third parties, including their current portion, approximate their fair value, as those instruments carry market interest rates based on our current financial condition and liquidity. Receivables and payables, due to short term nature, approximate their fair values.

Fair Value

As defined in authoritative guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (“exit price”). To estimate fair value, the Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable.

F-9

The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1” measurements) and the lowest priority to unobservable inputs (“Level 3” measurements). The three levels of the fair value hierarchy are as follows:

Level 1 - Observable inputs such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.

Level 2 - Other inputs that are observable, directly or indirectly, such as quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 - Unobservable inputs for which there is little or no market data and which the Company makes its own assumptions about how market participants would price the assets and liabilities.

In instances in which multiple levels of inputs are used to measure fair value, hierarchy classification is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Expenditures for replacements, renewals and betterments are capitalized. Repairs and maintenance costs are expensed as incurred.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets of generally five to seven years for equipment, five to ten years for vehicles and three years for computer related assets. Assets are depreciated starting at the time they are placed into service. A portion of depreciation expense is charged to cost of product revenue on the consolidated statement of operations.

Leasehold improvements are amortized using the straight-line method over the shorter of the lease term (including reasonably assured renewal periods), which range from three to seven years, or their estimated useful life.

Intangible Assets

Intangible assets with estimable useful lives are amortized using the straight-line method over their respective estimated useful lives verses their estimated residual values, and are reviewed for impairment annually, or whenever events or circumstances indicate their carrying amount may not be recoverable. We conduct our annual impairment test on December 31 of each year. The Company has evaluated its intangibles for impairment and has determined that no impairment was necessary as of December 31, 2021.

Impairment of Long-lived Assets

We evaluate the carrying value of long-lived assets for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Further testing of specific assets or grouping of assets is required when undiscounted future cash flows associated with the assets is less than their carrying amounts. An asset is considered to be impaired when the anticipated undiscounted future cash flows of an asset group are estimated to be less than its carrying value. The amount of impairment recognized is the difference between the carrying value of the asset group and its fair value. Fair value estimates are based on assumptions concerning the amount and timing of estimated future cash flows. We recorded no impairment of long-lived assets for the year ended December 31, 2021.

F-10

Revenue Recognition

In May 2014, the FASB issued guidance on revenue from contracts with customers that superseded most current revenue recognition guidance, including industry-specific guidance. The underlying principle of the guidance is to recognize revenue to depict the transfer of goods or services to customers at an amount to which the company expects to be entitled in exchange for those goods or services. The new guidance requires an evaluation of revenue arrangements with customers following a five-step approach: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) the company satisfies each performance obligation. Revenues are recognized when control of the promised services are transferred to the customers in an amount that reflects the expected consideration in exchange for those services. A customer obtains control when it has the ability to direct the use of and obtain the benefits from the services. Other major provisions of the guidance include capitalization of certain contract costs, consideration of the time value of money in the transaction price and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. (See Note 3)

Stock-based Compensation

We account for stock-based awards at fair value on the date of grant and recognize compensation over the service period that they are expected to vest. We estimate the fair value of stock options and stock purchase warrants using the Black-Scholes option pricing model. The estimated value of the portion of a stock-based award that is ultimately expected to vest, taking into consideration estimated forfeitures, is recognized as expense over the requisite service periods. The estimate of stock awards that will ultimately vest requires judgment, and to the extent that actual forfeitures differ from estimated forfeitures, such differences are accounted for using the simplified method to estimate the expected term of the option and recorded in the period that estimates are revised.

Sequencing

On December 31, 2021, the Company adopted a sequencing policy under ASC 815-40-35 whereby in the event that reclassification of contracts from equity to assets or liabilities is necessary pursuant to ASC 815 due to the Company’s inability to demonstrate it has sufficient authorized shares as a result of certain securities with a potentially indeterminable number of shares, shares will be allocated on the basis of the earliest issuance date of potentially dilutive instruments, with the earliest grants receiving the first allocation of shares. Pursuant to ASC 815, issuance of securities to the Company’s employees or directors are not subject to the sequencing policy.

Research and Development

Research and development (“R&D”) costs are charged to expense as incurred and are included in selling, general and administrative costs in the accompanying consolidated statement of operations. R&D expenses consist primarily of salaries, project materials, contract labor and other costs associated with ongoing product development and enhancement efforts. R&D expenses were $0 for the years ended December 31, 2021, and 2020. R & D expenses are included in general and administrative expenses, when incurred.

Income Taxes

The Company accounts for income taxes pursuant to Accounting Standards Codification (“ASC”) 740, Income Taxes, which utilizes the asset and liability method of computing deferred income taxes. The objective of this method is to establish deferred tax assets and liabilities for any temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

ASC 740 also provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized. During the years ended December 31, 2021, and 2020 the Company recognized no adjustments for uncertain tax positions.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. No interest and penalties related to uncertain tax positions were recognized at December 31, 2021 and 2020. The Company expects no material changes to unrecognized tax positions within the next twelve months.

The Company has filed federal and state tax returns through December 31, 2020. The tax periods for the years ending December 31, 2018, through 2021 are open to examination by federal and state authorities.

F-11

Recently issued accounting pronouncements

Changes to accounting principles generally accepted in the United States of America (U.S. GAAP) are established by the Financial Accounting Standards Board (FASB) in the form of accounting standards updates (ASU’s) to the FASB’s Accounting Standards Codification. The Company considers the applicability and impact of all new or revised ASU’s.

New Accounting Pronouncements Implemented

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) in order to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under current GAAP. ASU 2016-02 requires that a lessee should recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 (including interim periods within those periods) using a modified retrospective approach and early adoption is permitted. The Company adopted ASU 2016-02 in the first quarter of 2019. (See Note 6)

NOTE 3 – REVENUE

Products Revenue

Product revenue generated from contracts with customers, for the manufacture of products for the removal and treatment of hazardous vapor and gasses. Total estimated revenue includes all of the following: (1) the basic contract price, (2) contract options, and (3) change orders. Once contract performance is underway, the Company may experience changes in conditions, client requirements, specifications, designs, materials and expectations regarding the period of performance. Such changes are “change orders” and may be initiated by us or by our clients. In many cases, agreement with the client as to the terms of change orders is reached prior to work commencing; however, sometimes circumstances require that work progress without obtaining client agreement. Revenue related to change orders is recognized as costs are incurred if it is probable that costs will be recovered by changing the contract price. The Company does not incur pre-contract costs. Under the new revenue recognition guidance, we found no change in the manner we recognize product revenue. Provisions for estimated losses on uncompleted contracts are recorded in the period in which the losses are identified and included as additional loss. Provisions for estimated losses on contracts are shown separately as liabilities on the balance sheet, if significant, except in circumstances in which related costs are accumulated on the balance sheet, in which case the provisions are deducted from the accumulated costs. A provision as a liability is reported as a current liability.

The Company includes in current assets and current liabilities amounts related to contracts realizable and payable. Costs and estimated earnings in excess of billings on uncompleted contracts represent the excess of contract costs and profits recognized to date over billings to date and are recognized as a current asset. Revenue contract liabilities represent the excess of billings to date over the amount of contract costs and profits recognized to date and are recognized as a current liability.

Products revenue also includes media sales which are recognized as the product is shipped to the customer for use.

Solid Waste Revenue

The Company’s revenues from waste destruction licensing agreements are recognized as a single accounting unit over the term of the license. Revenue from joint venture operations of the Company’s CoronaLux™ units is recognized as the revenue is earned by the joint venture. Revenue from management services is recognized as services are performed.

F-12

Disaggregation of Revenue

	Year ended December 31, 2021
	Environmental Solutions	Solid Waste	Total
Sources of Revenue
Product sales	$2,430,500	-	$2,430,500
Media sales	807,800	-	807,800
Licensing fees	-	30,200	30,200
Operating fees	-	9,900	9,900
Management fees	-	200,000	200,000
Total Revenue	$3,238,300	$240,100	$3,478,400

	Year ended December 31, 2020
	Environmental Solutions	Solid Waste	Total
Sources of Revenue
Product sales	$1,633,600	-	$1,633,600
Media sales	871,500	-	871,500
Licensing fees	-	32,900	32,900
Operating fees	-	3,100	3,100
Management fees	-	200,000	200,000
Total Revenue	$2,505,100	$236,000	$2,741,100

Contract Balances

Where a performance obligation has been satisfied but not yet invoiced at the reporting date, a contract asset is recognized on the balance sheet. Where a performance obligation has not yet been satisfied but an invoice has been raised at the reporting date, a contract liability is recognized on the balance sheet.

The opening and closing balances of the Company’s accounts receivables, contract assets, and contract liabilities (current and non-current) are as follows:

			Contract Liabilities

	Accounts Receivable, net	Contract Assets	Contract Liabilities	Deferred Revenue (current)	Deferred Revenue (non-current)

Balance as of December 31, 2021	$536,600	$3,600	$525,900	$-	$-

Balance as of December 31, 2020	375,600	6,800	323,900	30,200	-

Increase (decrease)	$161,000	$(3,200)	$202,000	$(30,200)	$-

The majority of the Company’s revenue is generally invoiced on a weekly or monthly basis, and the payments are generally received within approximately 30-60 days. Deferred revenue is recorded when cash payments are received or due in advance of the Company’s performance, including amounts that are refundable.

F-13

Remaining Performance Obligations

As of December 31, 2021, the aggregate amount of the transaction price allocated to the remaining performance obligations was approximately $1.3 million, of which the Company expects to recognize approximately 85% over the next 12 months.

The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected term of one year or less and (ii) contracts for which the Company recognizes revenue at the amounts to which it has the right to invoice for services performed.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment was comprised of the following:

	December 31, 2021	December 31, 2020

Field and shop equipment	$553,200	$1,282,700
Vehicles	72,500	476,900
Waste destruction equipment, placed in service	553,300	553,300
Furniture and office equipment	342,400	345,700
Leasehold improvements	36,200	36,200
Building and improvements	21,200	21,200
Land	162,900	162,900
	1,741,700	2,878,900
Less: accumulated depreciation and amortization	(1,308,700)	(2,330,900)
Property and equipment, net	433,000	548,000
Classified as assets held for sale	-	700
	$433,000	$547,300

Depreciation expense for the years ended December 31, 2021, and 2020 was $105,900 and $128,100, respectively. For the year ended December 31, 2021, and 2020, depreciation expense included in cost of goods sold was $80,200 and $85,700, respectively. For the year ended December 31, 2021, and 2020 depreciation expense included in selling, general and administrative expenses was $25,700 and $42,300, respectively.

The Company has evaluated its fixed assets and has determined that an impairment charge was required for shop equipment that will not be utilized. No impairment charges were incurred in fiscal years 2021 and 2020.

Depreciation expense on leased CoronaLux™ units included in accumulated depreciation and amortization above is $29,600 and $30,300 for the years ended December 31, 2021, and 2020, respectively.

Property and equipment includes the following amounts for leases that have been capitalized at December 31:

	December 31,	December 31,
	2021	2020
Vehicles, field and shop equipment	$10,200	$10,200
Less: accumulated amortization	(10,200)	(10,200)
	$-	$-

The capitalized leases have a security interest held by the lessor in their respective equipment.

The Company has evaluated its fixed assets and has determined that no impairment charges were required for licensed CoronaLux™ units in the year ended December 31, 2021, and 2020.

F-14

NOTE 5 – INTANGIBLE ASSETS

Intangible assets were comprised of the following:

	December 31, 2021
	Gross carrying amount	Accumulated amortization	Net carrying value

Goodwill	$277,800	$-	$277,800
Customer list	42,500	(42,500)	-
Technology	1,021,900	(880,400)	141,500
Trade name	54,900	(54,900)	-
	$1,397,100	$(977,800)	$419,300

	December 31, 2020
	Gross carrying amount	Accumulated amortization	Net carrying value

Goodwill	$277,800	$-	$277,800
Customer list	42,500	(42,500)	-
Technology	1,021,900	(852,400)	169,500
Trade name	54,900	(54,900)	-
	$1,397,100	$(949,800)	$447,300

The estimated useful lives of the intangible assets range from seven to twenty years. Amortization expense, included in selling, general and administrative expenses in the accompanying consolidated statements of operations, was $28,000 and $32,100 for the years ended December 31, 2021, and 2020, respectively.

NOTE 6 – LEASES

The Company has entered into operating leases primarily for real estate. These leases have terms which range from 1 to 8 years, and often include one or more options to renew. These renewal terms can extend the lease term from 1 year to month-to-month and are included in the lease term when it is reasonably certain that the Company will exercise the option. These operating leases are included in “Right of use assets” on the Company’s December 31, 2021, Consolidated Balance Sheets and represent the Company’s right to use the underlying asset for the lease term. The Company’s obligation to make lease payments are included in “Current portion of lease liabilities” and “Lease liabilities net of current portion” on the Company’s December 31, 2021, Consolidated Balance Sheets. As of December 31, 2021, total right-of-use assets and operating lease liabilities were approximately $302,300. All operating lease expense is recognized on a straight-line basis over the lease term. In the year ended December 31, 2021, the Company recognized approximately $83,600 in operating lease costs for right-of-use assets.

Because the rate implicit in each lease is not readily determinable, the Company uses its incremental borrowing rate to determine the present value of the lease payments. The Company has certain contracts for real estate which may contain lease and non-lease components which it has elected to treat as a single lease component.

F-15

Information related to the Company’s right-of-use assets and related lease liabilities were as follows:

	Years Ended December 31,
	2021	2020

Cash paid for operating lease liabilities	$247,600	$308,600
Right-of-use assets obtained in exchange for new operating lease obligations	-	60,500
Weighted-average remaining lease term	56 months	4 months
Weighted-average discount rate	10%	10%

Maturities of lease liabilities as of December 31, 2021 were as follows:

2022	$85,700
2023	88,300
2024	90,900
2025	93,600
2026	64,000
Thereafter	-
422,500
Less imputed interest	(87,500)
Total lease liabilities	335,000

Current operating lease liabilities	54,700
Non-current operating lease liabilities	280,300
Total lease liabilities	$335,000

NOTE 7 - ACCRUED LIABILITIES

Accrued liabilities were comprised of the following:

	December 31,	December 31,
	2021	2020

Accrued compensation and related taxes	$124,600	$486,400
Accrued interest	1,818,500	1,170,500
Accrued settlement/litigation claims	150,000	150,000
Warranty and defect claims	40,000	34,000
Other	97,000	136,300
Total Accrued Liabilities	2,230,100	1,977,200
Classified as liabilities held for sale	-	227,700
	$2,230,100	$1,749,500

F-16

NOTE 8 - UNCOMPLETED CONTRACTS

Costs, estimated earnings and billings on uncompleted contracts are as follows:

	December 31,	December 31,
	2021	2020

Revenue recognized	$285,600	$102,700
Less: billings to date	(282,000)	(95,900)
Contract assets	3,600	6,800

Billings to date	1,578,300	1,716,800
Revenue recognized	(1,052,400)	(1,392,900)

Contract liabilities	$525,900	$323,900

NOTE 9 – INVESTMENT IN PARAGON WASTE SOLUTIONS LLC

In 2010, the Company and Black Stone Management Services, LLC (“Black Stone”) formed PWS, whereby a total of 1,000,000 membership units were issued, 600,000 membership units to the Company and 400,000 membership units to Black Stone. Fortunato Villamagna, who serves as President of our PWS subsidiary, is a managing member and Chairman of Black Stone. In June 2012, the Company and Blackstone each allocated 10% of their respective membership units in PWS to Mr. J John Combs III, an officer and shareholder of the Company and Mr. Michael Cardillo, a shareholder of the Company and an officer of a subsidiary. There was no value attributable to the units at the time of the allocation. As of December 31, 2021, and 2020 the Company owned 54% of the membership units, Black Stone owned 36% of the membership units, and two related parties (as noted above), each owned 5% of the membership units.

In August 2011, the Company acquired certain intellectual property in regard to waste destruction technology (the “IP”) from Black Stone in exchange for 1,000,000 shares of our common stock valued at $100,000. We estimated the useful life of the IP at ten years, which was consistent with the useful life of other technology included in our intangible assets, and management’s initial assessment of the potential marketability of the IP. In March 2012, the Company entered into an Irrevocable License & Royalty Agreement with PWS that grants PWS an irrevocable world-wide license to the IP in exchange for a 5% royalty on all revenues from the sale or lease of all CoronaLux™ units from PWS and its affiliates. The term commenced as of the date of the Agreement and shall continue for a period not to exceed the life of the patent or patents filed by the Company. PWS may sub license the IP and any revenue derived from sub licensing shall be included in the calculation of Gross Revenue for purposes of determining royalty payments due the Company. Royalty payments are due 30 days after the end of each calendar quarter. PWS generated licensing and unit sales revenues of approximately $30,200 and $32,900 for the years ended December 31, 2021, and 2020, respectively.

Since its inception through December 31, 2021, we have provided approximately $6.4 million in funding to PWS for working capital and the further development and construction of various prototypes and commercial waste destruction units. No members of PWS have made capital contributions or other funding to PWS other than SEER. The intent of the operating agreement is that we will provide the funding as an advance against future earnings distributions made by PWS.

F-17

Licensing Agreements

On November 17, 2014, PWS entered into an Exclusive Licensing and Equipment Lease Agreement, for a limited license territory, with Medical Waste Services, LLC (“MWS”). The License Agreement grants to MWS the use of the PWS Technology and the CoronaLux™ waste destruction units for an initial term of seven years and required a payment of $225,000 as a non-refundable initial licensing fee and distributions of 50% of net operating profits, as defined in the agreement, in lieu of continuing royalty payments for the use of the licensed technology. PWS and Medical Waste Services, LLC (“MWS”) formed a contractual joint venture to exploit the PWS medical waste destruction technology. MWS has received approval from the California Department of Public Health and a restricted permit from the South Coast Air Quality Management District (“SCAQMD”) to operate the CoronaLux™ unit licensed by MWS at its facility in Southern California. The original licensing and partnership agreement was formally canceled in 2019, because MWS failed to implement the expansion plan outlined in the original agreement), with both parties agreeing to continue operating the CoronaLux under the original terms of the agreement, for strategic reasons. PWS has no obligations, commitments, or liabilities relative to MWS, and is free to sublicense to anyone or develop company owned facilities. Operations to date have included the destruction of medical waste under a temporary operating permit issued by SCAQMD since May 2015 and efforts to obtain a full operating permit from SCAQMD were successful and SCAQMD issued a ‘Notice of Intent to Issue Permit to Operate’ in March 2017. In November 2017, the full operating permit was issued by SCAQMD.

In December 2017, PWS and GulfWest Waste Solutions, LLC (“GWWS”) formed Paragon Southwest Medical Waste, LLC (“PSMW”) to exploit the PWS medical waste destruction technology. PSMW will have an exclusive license to the CoronaLux™ technology in a six-state area of the Southern United States. In addition to the equity position, PWS will be the operating partner for the business and sell a number of additional systems to the joint venture over the next five years. In 2017, PSMW purchased and installed three CoronaLux™ units for $600,000. PWS incurred costs of $525,700 to prepare the three units for sale. Operations in the form of medical waste destruction began in 2018.

Payments received for non-refundable licensing and placement fees have been recorded as deferred revenue in the accompanying consolidated balance sheets as of December 31, 2021, and 2020 and are recognized as revenue ratably over the term of the contract.

NOTE 10 – INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES

The Company has a non-controlling interest in several joint ventures, currently four primarily for licensing and operating PWS CoronaLux™ waste destruction units and one for development of hybrid scrubber systems. Two joint ventures have limited their activity to formation only, no other operations have commenced. The following is summary information on the joint ventures that have had some activity in 2021 and 2020. The Company has no fixed commitment to fund any losses of the operating joint ventures and has no investment basis in any of the joint ventures therefore the Company has suspended the recognition of losses under the equity method of accounting.

F-18

	December 31,	December 31,
	2021	2020
PWS-MWS Joint Venture
Revenues	$221,300	$183,600
Operating costs	201,600	177,400
Net income	19,700	6,200
Company’s share of net income	9,800	3,100

PWS-Paragon Southwest Joint Venture
Revenues	$2,233,700	$1,730,100
Operating costs	3,244,400	2,495,300
Net loss	(1,010,700)	(765,200)
Company’s share of net income	-	-

	June 30,	June 30,
	2021	2020
PWS UK Joint Venture
Assets	$54,600	$104,200
Liabilities	-	-
Net assets	54,600	104,200
Net loss	61,200	71,900
Company’s share of net income	-	-

F-19

NOTE 11 – DEBT

Debt as of December 31, 2021, and 2020 was comprised of the following:

	December 31,	December 31,
	2021	2020
PAYROLL PROTECTION PROGRAM

Under the Small Business Administration (“SBA”), the Company applied for the Paycheck Protection Program (“PPP”) loan. These loans are forgiven if used for payroll, payroll benefits, including health insurance and retirement plans, as well as certain rent payments, leases, and utility payments, which are limited to 40% of the loan proceeds, all of which if paid within either 8 weeks or 24 weeks of the receipt of the loan proceeds. At the time of this filing, we anticipate a significant amount of this loan to be forgiven, however the forgiveness application process is not yet complete. The Company has elected to record these advances under the debt treatment for these loans, under GAAP guidance. Unforgiven portions of these loans are to be repaid over 5 years, accruing interest at 1% per annum.	$96,600	$252,800

SHORT TERM NOTES

Secured short term note payable dated October 13, 2017 with principal and interest due 60 days from issuance. The note requires a one-time fee in the amount of $4,000 to compensate for the first two weeks of the term and each week thereafter (weeks 3-8) a fee of $400 shall be due and owing accruing on the first day of the week. The total one-time fee paid was $6,400 and was recorded as interest. A fee of 40,000 shares of restricted common stock shall be issued as a penalty for each month or prorated for any two-week portion of any month the note is outstanding past the original maturity date for months 3 through 6, and a fee of 80,000 shares of restricted common stock shall be issued to lender for each month or prorated for each two-week portion of any month the note is outstanding past the original maturity date beginning in month 7 until paid in full. The note is secured by the future sale of CoronaLux units and a personal guarantee of an officer of the Company. The penalty period for shares to be issued has been reached, however, the debt holder agreed to a reduction and a fixed amount of penalty shares in 2018, as issuable under the terms of this agreement. No additional shares will be issued by the Company. The reduction of penalty shares was accounted for as debt extinguishment and a gain was recorded in 2018. No interest accrues on the unpaid balance.	100,000	100,000

Secured short term note payable dated November 6, 2017 with principal and interest due 60 days from issuance. The note requires a one-time fee in the amount of $5,000 to compensate for the first two weeks of the term and each week thereafter (weeks 3-8) a fee of $400 shall be due and owing accruing on the first day of the week. The total one-time fee paid was $7,400 and was recorded as interest. A fee of 50,000 shares of restricted common stock shall be issued as a penalty for each month or prorated for any two-week portion of any month the note is outstanding past the original maturity date for months 3 through 6, and a fee of 100,000 shares of restricted common stock shall be issued to lender for each month or prorated for each two-week portion of any month the note is outstanding past the original maturity date beginning in month 7 until paid in full. The note is secured by the future sale of CoronaLux units and a personal guarantee of an officer of the Company. The penalty period for shares to be issued has been reached, however, the debt holder agreed to a reduced and fixed amount of penalty shares during 2018. No additional shares will be issued by the Company. The reduction of penalty shares was accounted for as debt extinguishment and a gain was recorded in 2018. No interest accrues on the unpaid balance.	125,000	125,000

Note payable dated November 20, 2017, interest at 30% per annum, principal and accrued interest due on or before February 28, 2018. The note is unsecured. During 2018, a verbal agreement was made to allow month-to-month extension of the due date as long as interest payments were made monthly. The Company made interest payments totaling $84,100 of which $37,726 of interest and principal reduction of $1,900 was paid by the issuance of 140,000 shares of common stock during 2018 and the note holder has continued to extend the due date. Unpaid interest at December 31, 2021 is approximately $286,300.	298,100	298,100

F-20

Secured short term note payable dated February 1, 2019 with principal and interest due 90 days from issuance. The note requires a one-time fee in the amount of $15,000 to compensate for the first two weeks of the term and each week thereafter (weeks 3-12) a fee of $1,500 shall be due and owing accruing on the first day of the week. The total one-time fee totals $30,000 and was recorded as interest. A fee of 50,000 shares of restricted common stock shall be issued as a penalty for each month or prorated for any two-week portion of any month the note is outstanding past the original maturity date for months 4 through 6, and a fee of 100,000 shares of restricted common stock shall be issued to lender for each month or prorated for each two-week portion of any month the note is outstanding past the original maturity date beginning in month 7 until paid in full. The note is secured by the future sale of any and all PelleChar products and a personal guarantee of an officer of the Company. The penalty period for shares to be issued has been reached, and the maximum agreed common shares have been accrued, and has been recorded as interest expense in prior periods. Unpaid one-time fees at December 31, 2021 is approximately $30,000.	500,000	500,000

Secured short term note payable dated July 2, 2019 with principal and interest due 60 days from issuance. The note requires a one-time issuance of 500,000 options, which the company recorded the fair value of $37,300 as debt discount, amortized over the life of the note. The note accrues interest at 12% annually. The note is past due as the date of this filing. The Company has not received notice from the lender and continue to accrue interest. For the year ended December 31, 2021, the Company recorded interest expense of $12,000. Unpaid interest at December 31, 2021 is approximately $30,000.	100,000	100,000

Secured short term note payable dated July 18, 2019 with principal and interest due 60 days from issuance. The note requires a one-time fee in the amount of $5,000 to compensate for the first two weeks of the term and each week thereafter (weeks 3-12) a fee of $500 shall be due and owing accruing on the first day of the week and was recorded as interest. A fee of 15,000 shares of restricted common stock shall be issued as a penalty for each month or prorated for any two-week portion of any month the note is outstanding past the original maturity date for months 3 through 6, and a fee of 30,000 shares of restricted common stock shall be issued to lender for each month or prorated for each two-week portion of any month the note is outstanding past the original maturity date beginning in month 7 until paid in full. The note is secured by the future sale of any and all MV Technology, LLC products. The penalty period for shares to be issued has been reached, and the maximum agreed common shares have been accrued, and has been recorded as interest expense in prior periods. Unpaid interest at December 31, 2021 is approximately $10,000.	150,000	150,000

Secured short term note payable dated October 17, 2019 with principal and interest due 6 months from issuance. On April 24, 2020, this note was extended to October 15, 2020. The note requires a one-time issuance of 200,000 common shares of the Company upon the maturity date of the note, which the company recorded the fair value of $13,000 as debt discount, amortized over the life of the note. The note extension requires a one-time issuance of 200,000 common shares of the Company upon the extended maturity date of the note, which the company recorded the fair value of $20,000 as debt discount, amortized over the life of the note. On November 3, 2020, this note was extended to October 15, 2021. The note is past due as the date of this filing. The note accrues interest at 15% annually. For the year ended December 31, 2021, the Company recorded interest expense of $45,000, and $20,000 of interest related to debt discount. Unpaid interest at December 31, 2021 is approximately $99,500.	300,000	300,000

Secured short term note payable dated December 14, 2019 with principal and interest due 6 months from issuance. The note requires a one-time issuance of 250,000 common shares of the Company upon the maturity date of the note, which the company recorded the fair value of $16,300 as debt discount, amortized over the life of the note. The note accrues interest at 15% annually. The note is past due as the date of this filing. For the year ended December 31, 2021, the Company recorded interest expense of $67,500. Unpaid interest at December 31, 2021 is approximately $138,300.	450,000	450,000

Secured short term note payable dated September 18, 2019 with no stated maturity date. The note accrues interest at 6% annually for the first 18 months, and 12% thereafter if not paid in full. Payments will be offset by SEER building and delivering 20 kilns for BIOCHAR to the debtor, 10 of which have been delivered. For the year ended December 31, 2021, the Company recorded interest expense of $2,200. This obligation was paid in full during the first quarter of 2021 when the final kilns were delivered. There was no unpaid interest at December 31, 2021.	-	154,700

Secured short term note payable dated October 1, 2019. The note accrues interest at 6% annually. The note’s principal is to be paid in twelve monthly installments commencing on January 15, 2020. At the time of this report, no payments have been made, and the an extension has been negotiated with the lender. On September 1, 2021, the company exchanged certain equipment, for a portion of this debt, reducing the outstanding principal by $34,200. For the year ended December 31, 2021, the Company recorded interest expense of $8,000. Unpaid interest at December 31, 2021 is approximately $14,400.	50,800	85,000

F-21

Secured short term note payable dated March 16, 2020, maturing on March 15, 2021. The note bears annual simple interest, at a rate of 14%, and matures on March 15, 2021. The Lender receives a one-time option grant to purchase 60,000 shares of the Company’s common stock for $0.10 per share for a period of 3 years from grant date, on the maturity date, with payment of principal and interest. These options were value at approximately $3,500, and are recorded as debt discount, and amortized over the life of the loan. The note is past due as the date of this filing. For the year ended December 31, 2021, the Company recorded interest expense of $14,000, and $800 of interest related to debt discount. Unpaid interest at December 31, 2021 is approximately $25,100.	100,000	100,000

Secured short term note payable dated March 17, 2020, maturing on March 16, 2021. The note bears annual simple interest, at a rate of 14%. The Lender receives a one-time option grant to purchase 30,000 shares of the Company’s common stock for $0.10 per share for a period of 3 years from grant date, on the maturity date, on the maturity date, with payment of principal and interest. These options were value at approximately $2,000, and are recorded as debt discount, and amortized over the life of the loan. The note is past due as the date of this filing. For the year ended December 31, 2021, the Company recorded interest expense of $7,000, and $400 of interest related to debt discount. Unpaid interest at December 31, 2021 is approximately $12,500.	50,000	50,000

Secured short term note payable dated July 8, 2020, maturing on December 7, 2020, bearing annual simple interest at a rate of 15%. The note requires a one-time issuance of 200,000 common shares of the Company upon the maturity date of the note, which the company recorded the fair value of $11,300 as debt discount, amortized over the life of the note. The note is past due as the date of this filing. For the year ended March 31, 2021, the Company recorded interest expense of $33,000, and $200 of interest related to debt discount. Unpaid interest at December 31, 2021 is approximately $48,900.	220,000	220,000

Unsecured short term note payable dated August 18, 2020, maturing on November 17, 2020, bearing annual simple interest at a rate of 15%. The note is past due as the date of this filing. For theyear ended December 31, 2021, the Company recorded interest expense of $18,000. Unpaid interest at December 31, 2021 is approximately $24,600.	120,000	120,000

Secured short term note payable dated September 3, 2020, maturing on December 4, 2020, bearing annual simple interest at a rate of 15%. The note is past due as the date of this filing. For the year ended December 31, 2021, the Company recorded interest expense of $42,000. Unpaid interest at December 31, 2021 is approximately $55,700.	280,000	280,000

Total Short-term notes	$2,843,900	$3,032,800

F-22

Unsecured short term note payable dated August 21, 2019 with principal and interest due 60 days from issuance. The note requires a one-time fee in the amount of $500 to compensate for the first two weeks of the term and each week thereafter (weeks 3-8) a fee of $50 shall be due and owing accruing on the first day of the week, after which the fee is $75 per week, which is recorded as interest expense. The note is from the CEO, and thus classified as a related party note. For the year ended December 31, 2021, the Company recorded interest expense of $2,400. Unpaid interest as of December 31, 2021 is $300.	$-	$15,000

Secured short term note payable dated August 21, 2019 with principal and interest due 60 days from issuance. The note requires a one-time fee in the amount of $4,150 to compensate for the first two weeks of the term and each week thereafter (weeks 3-8) a fee of $415 shall be due and owing accruing on the first day of the week, after which the fee is $600 per week, which is recorded as interest expense. The note is from a family member of the CEO, and thus classified as a related party note. For the year ended December 31, 2021, the Company recorded interest expense of $28,800. Unpaid interest as of December 31, 2021 is approximately $55,200.	125,000	125,000

Unsecured short term note payable dated October 7, 2019 with principal and interest due 60 days from issuance. The note requires a one-time fee in the amount of $500 to compensate for the first two weeks of the term and each week thereafter (weeks 3-8) a fee of $50 shall be due and owing accruing on the first day of the week, after which the fee is $75 per week, which is recorded as interest expense. The note is from the CEO, and thus classified as a related party note. For the year ended December 31, 2021, the Company recorded interest expense of $2,400. Unpaid interest as of December 31, 2021 is approximately $300.	-	15,000

Total short-term notes - related party	$125,000	$155,000

Convertible notes payable, interest at 8% per annum, unpaid principal and interest maturing 3 years from note date between August 2018 and October 2019, convertible into common stock at the option of the lenders at a rate of $0.70 per share; one convertible note for $250,000 has a personal guarantee of an officer of the Company. The notes that matured in August 2018, were subsequently extended by one year to August 2019, all other terms remained the same. The note that matured November 2018 was subsequently extended to May 2019 and the interest rate increased to 13% per annum. No default notice has been received from the noteholders. For the year ended December 31, 2021, the Company recorded interest expense of $140,900. Unpaid interest at December 31, 2021 is approximately $544,400.	$1,605,000	$1,605,000

Total convertible notes	1,605,000	1,605,000
Less: current portion	(1,605,000)	(1,605,000)
Long term convertible notes, including debt discount	$-	$-

F-23

LONG TERM NOTES AND CAPITAL LEASE OBLIGATIONS

Note payable dated July 13, 2018, interest at 20% per annum, payable July 13, 2021. No monthly payments are due for the first six months, commencing in month seven, principal and accrued interest will be amortized and payable over the remaining 30 months. Monthly payments of principal and accrued interest did not commence in 2019. The note is secured by all assets of SEM and personally guaranteed by an officer of the Company. A fee of 200,000 shares of restricted common stock was issuable at the time of funding. During the year ended December 31, 2018, the Company recorded 200,000 shares of its common stock as issuable under the terms of this agreement. The shares were valued at $44,000 recorded as debt discount. For the year ended December 31, 2021, the Company recorded interest expense of $107,600. Unpaid interest at December 31, 2021 was approximately $346,600.	$500,000	$500,000

Note payable dated April 2020, interest at 6.8% per annum, secured by a piece of heavy equipment, of which the borrowing was used to purchase. Forty-eight monthly payments of principal and accrued interest of $2,400, commence on April 17, 2020. For the year ended December 31, 2021, the Company recorded interest expense of $5,000. Unpaid interest at December 31, 2021 was $0.	60,200	84,100

Note payable dated January 19, 2021, interest at an annual rate of 8% simple interest and matures on January 18, 2026. This note is included as part of a series of anticipated notes, all of which will be converted into common equity of Paragon Waste Services, LLC., in accordance with the note’s provisions. For the year ended December 31, 2021, the Company recorded interest expense of $11,400. Unpaid interest at December 31, 2021 was approximately $11,400.	150,000	-

Note payable dated February 2, 2021, interest at an annual rate of 8% simple interest and matures on January 18, 2026. This note is included as part of a series of anticipated notes, all of which will be converted into common equity of Paragon Waste Services, LLC., in accordance with the note’s provisions. For the year ended December 31, 2021, the Company recorded interest expense of $36,400. Unpaid interest at December 31, 2021 was approximately $36,400.	500,000	-

Note payable dated May 25, 2021, interest at an annual rate of 8% simple interest and matures on January 18, 2026. This note is included as part of a series of anticipated notes, all of which will be converted into common equity of Paragon Waste Services, LLC., in accordance with the note’s provisions. For the year ended December 31, 2021, the Company recorded interest expense of $8,900. Unpaid interest at December 31, 2021 was approximately $8,900.	185,000	-

Note payable dated August 5, 2021, interest at an annual rate of 8% simple interest and matures on January 18, 2026. This note is included as part of a series of anticipated notes, all of which will be converted into common equity of Paragon Waste Services, LLC., in accordance with the note’s provisions. For the year ended December 31, 2021, the Company recorded interest expense of $15,900. Unpaid interest at December 31, 2021 was approximately $15,900.	500,000	-

Note payable dated November 2, 2021, interest at an annual rate of 8% simple interest and matures on January 18, 2026. This note is included as part of a series of anticipated notes, all of which will be converted into common equity of Paragon Waste Services, LLC., in accordance with the note’s provisions. For the year ended December 31, 2021, the Company recorded interest expense of $3,300. Unpaid interest at December 31, 2021 was approximately $3,300.	250,000	-

Debt discount	-	(29,900)

Total long-term notes and capital lease obligations	2,145,200	554,200
Less: current portion	(525,600)	(523,900)
Long term notes and capital lease obligations, long-term, including debt discount	$1,619,600	$30,300

F-24

Debt maturities as of December 31, 2021, are as follows:

Year Ending December 31,
2022	$5,170,500
2023	25,600
2024	34,600
2025	-
2026	-
Thereafter	1,585,000
$6,815,700

All capital lease obligations of the Company have been paid and there are no future minimum lease payments under capital leases as of December 31, 2021.

NOTE 12 – RELATED PARTY TRANSACTIONS NOT DISCLOSED ELSEWHERE

Notes payable and accrued interest, related parties

Notes payable (See Note 11), and accrued interest due to certain related parties as of December 31, 2021, and 2020 are as follows:

	December 31,	December 31,
	2021	2020

Short term notes	$125,000	$155,000
Accrued interest	55,800	53,100
Total short-term notes and accrued interest - Related parties	$180,800	$208,100

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

Future commitments under non-cancellable operating leases with terms longer than one year for office and warehouse space as of December 31, 2021, are as follows:

Year Ending December 31,
2022	$85,700
2023	88,300
2024	90,900
2025	93,600
2026	64,000
Thereafter	-
$422,500

For the years ended December 31, 2021, and 2020, rent expense, including prorated charges and net of sub-lease income, was $145,600 and $145,300, respectively.

F-25

NOTE 14 – ABANDONMENT OF SUBSIDIARY

On September 1, 2021, the Company’s board of directors, by unanimous consent, adopted a resolution to abandon the Company’s wholly owned subsidiary, REGS, LLC. The abandonment resulted in a gain to the Company of approximately $1.5 million for the year ended December 31, 2021. For the years ended December 31, 2021, and 2020, all operations from REGS have been reported as discontinued operations.

Major classes of line items constituting the balance sheet on discontinued operations:

	September 3,	December 31,
	2021	2020

ASSETS
Cash and cash equivalents	$-	500
Inventory	-	88,800
Prepaid expenses and other current assets	-	14,500
Property and equipment, net	-	700
Right of use assets	-	30,600
Other assets	18,900	9,900
TOTAL ASSETS	$18,900	$145,000

LIABILITIES
Accounts payable	$169,100	267,500
Accrued liabilities	220,800	227,700
Payroll taxes payable	1,076,800	1,085,400
Customer deposits	10,200	10,200
Paycheck protection program liabilities	-	337,500
Current portion of lease liabilities	-	31,000
Accrued interest - related party	-	1,800
TOTAL LIABILITIES	$1,476,900	$1,961,100

Major classes of line items constituting pretax income (loss) on discontinued operations:

	For the years ended
	December 31,
	2021	2020

Services revenue	$177,200	$171,400

Services costs	(314,900)	(423,700)
General and administrative expenses	(40,800)	(102,300)
Salaries and related expenses	(150,800)	(328,600)
Other income	210,800	253,400
Gain on debt extinguishment	410,600	-
Total expenses	114,900	(601,200)

Operating income (loss)	292,100	(429,800)
Income tax benefit	-	-

Total income (loss) from discontinued operations	$292,100	$(429,800)

The net assets and liabilities disposed of, resulting in the gain on the abandonment, are summarized in the following table:

Year Ended
December 31, 2021
Assets, net	(18,900)
Liabilities - Other, net including intercompany assets	400,100
IRS payroll tax liability	1,076,800
Gain on abandonment	1,458,000

NOTE 15 – EQUITY TRANSACTIONS

2021 Common Stock Transactions

During the year ended December 31, 2021, no new equity transactions have occurred.

F-26

2020 Common Stock Transactions

During the year ended December 31, 2020, the Company recorded 1,552,500 shares of $.001 par value common stock as issued and issuable to short-term note holders as required under their respective short-term notes, valued at approximately $226,800. (See Note 11)

During the year ended December 31, 2020, the Company recorded 975,000 shares of $.001 par value common stock as issued and issuable to short-term note holders in connection to new borrowings of short-term notes, valued at approximately $61,300. (See Note 11)

During the year ended December 31, 2020, the Company issued options to purchase 90,000 shares of $.001 par value common stock as issued and issuable to short-term note holders in connection to new borrowings of short-term notes, valued at approximately $5,500.

Non-controlling Interest

The non-controlling interest presented in our condensed consolidated financial statements reflects a 46% non-controlling equity interest in PWS and 49% non-controlling equity interest in PelleChar. Net losses attributable to non-controlling interest, as reported on our condensed consolidated statements of operations, represents the net loss of each entity attributable to the non-controlling equity interest. The non-controlling interest is reflected within stockholders’ equity on the condensed consolidated balance sheet.

Warrants

In 2021 and 2020, no warrants were issued.

A summary of warrant activity for the years ended December 31, 2021, and December 31, 2020, is presented as follows:

			Weighted
	Weighted		Average
	Average		Remaining
	Exercise	Number of	Contractual
	Price	Warrants	Term in Years

Balance as of December 31, 2019	$0.67	1,221,000	1.0

Granted	-	-
Exercised	-	-
Cancelled	0.65	(950,000)
	-
Balance as of December 31, 2020	$0.74	271,000	1.5

Granted	-	-
Exercised	-	-
Cancelled	0.85	(71,000)
	-
Balance as of December 31, 2021	$0.70	200,000	0.7

Vested and exercisable as of December 31, 2021	$0.70	200,000	0.7

NOTE 16 – STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLAN

Except as noted below, we do not have a qualified stock option plan, but have issued stock purchase warrants and stock options on a discretionary basis to employees, directors, service providers, private placement participants and outside consultants.

The Company utilizes ASC 718, Stock Compensation, related to accounting for share-based payments and, accordingly, records compensation expense for share-based awards based upon an assessment of the grant date fair value for stock options and restricted stock awards. The Black Scholes option pricing model was used to estimate the fair value of the options granted. This option pricing model requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term (the amount of time from the grant date until the options are exercised or expire). The Company does not estimate forfeitures, and accounts for forfeitures as they occur. The Company estimated a volatility factor utilizing a weighted average of comparable published volatilities. The Company applied the simplified method to determine the expected term of all stock-based compensation grants. The risk-free interest rate is based on or approximates the U.S. Treasury yield curve in effect at the time of the grant.

F-27

Stock compensation expense for stock options is recognized on a straight-line basis over the vesting period of the award. The Company accounts for stock options as equity awards.

The weighted average estimated fair value of stock option grants and the weighted average assumptions that were used in calculating such values for the years ended December 31, 2021, and 2020 are as follows:

	Year Ended
	December 31,
	2021	2020

Expected volatility	-	133.92% - 133.97%
Expected dividend yield	-	-
Risk-free interest rates	-	0.29% - 0.30%
Expected term (in years)	-	3.0

A summary of stock option activity for the year ended December 31, 2021, and 2020 is presented as follows:

			Weighted	Weighted
	Weighted		Average	Average
	Average	Number of	Remaining	Optioned	Aggregate
	Exercise	Optioned	Contractual	Grant Date	Intrinsic
	Price	Shares	Term in Years	Fair Value	Value

Balance as of December 31, 2019	$0.69	1,575,000	3.82	$0.04	$-

Granted	0.10	90,000		0.06
Exercised	-	-		-
Cancelled/expired	0.54	(25,000)		0.19

Balance as of December 31, 2020	$0.66	1,640,000	2.83	$0.04	$-

Granted	-	-		-
Exercised	-	-		-
Cancelled/expired	0.60	(50,000)		0.19

Balance as of December 31, 2021	$0.67	1,590,000	1.91	$0.04	$-

Vested and exercisable as of December 31, 2021	$0.67	1,590,000	1.91	$0.04	$-

For the years ended December 31, 2021, and 2020, we recorded stock-based compensation awarded to employees of $12,600 and $19,000, respectively, which is included in selling, general and administrative expense in our consolidated statements of operations.

As of December 31, 2021, there was no unrecognized compensation cost related to non-vested stock options.

F-28

Employee Benefit Plan

The Company has a defined contribution 401(k) plan that covers substantially all employees. Additionally, at the discretion of management, the Company may make contributions to eligible participants, as defined. During the years ended December 31, 2021, and 2020, we made no contributions in each year.

NOTE 17 – NET EARNINGS (LOSS) PER SHARE

Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares. Potentially dilutive securities are excluded from the calculation when their effect would be anti-dilutive. As of December 31, 2021, 90,000 potentially dilutive stock options were included in the diluted earnings per share calculation. For the year ended December 31, 2020, all potentially dilutive securities were excluded from the diluted share calculations as they were anti-dilutive as a result of the net loss incurred. Accordingly, basic shares equal diluted shares for the year ended December 31, 2020.

Potentially dilutive securities were comprised of the following:

	Years Ended December 31,
	2021	2020
Warrants	200,000	271,000
Options	1,500,000	1,640,000
Convertible notes payable, including accrued interest	3,070,900	2,869,600
	4,770,900	4,780,600

NOTE 18 - SEGMENT INFORMATION AND MAJOR SEGMENT CUSTOMERS

The Company currently has identified two segments as follows:

MV, SEM, PelleChar,	Environmental Solutions
PWS	Solid Waste

The composition of our reportable segments is consistent with that used by our chief decision makers to evaluate performance and allocate resources. All of our operations are located in the U.S. The Company has not allocated corporate selling, general and administrative expenses, and stock-based compensation to the segments. All intercompany transactions have been eliminated.

F-29

Segment information as of December 31, 2021, and 2020 and for the years then ended is as follows:

Years ended December 31,

	Environmental	Solid
2021	Solutions	Waste	Corporate	Total

Revenue	$3,238,300	$240,100	$-	$3,478,400
Depreciation and amortization (1)	68,300	34,000	31,700	134,000
Interest expense	1,500	300	736,800	738,600
Stock-based compensation	-	-	12,600	12,600
Net income (loss)	413,000	437,600	(330,900)	519,700
Capital expenditures (cash and noncash)	3,000	-	-	3,000
Total assets	$1,359,200	$305,400	$572,600	$2,237,200

	Environmental	Solid
2020	Solutions	Waste	Corporate	Total

Revenue	$2,505,100	$236,000	$-	$2,741,100
Depreciation and amortization (1)	74,900	34,600	50,800	160,300
Interest expense	7,700	100	867,900	875,700
Stock-based compensation	-	-	19,000	19,000
Net income (loss)	(508,600)	(248,200)	(2,007,300)	(2,764,100)
Capital expenditures (cash and noncash)	131,600	-	-	131,600
Total assets	$1,419,700	$267,800	$529,200	$2,216,700

(1)	Includes depreciation of property, equipment and leasehold improvement and amortization of intangibles.

NOTE 19 - INCOME TAXES

As of December 31, 2020, we estimate we will have net operating loss carryforwards available to offset future federal income tax of approximately $21.7 million. These carryforwards will expire between the years 2028 through 2037. Under the Tax Reform Act of 1986, the amount of and the benefit from net operating losses that can be carried forward may be limited in certain circumstances. Events that may cause changes in our tax carryovers include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. Therefore, the amount available to offset future taxable income may be limited. We carry a deferred tax valuation allowance equal to 100% of total deferred assets. In recording this allowance, we have considered a number of factors, but chiefly, our operating losses from inception. We have concluded that a valuation allowance is required for 100% of the total deferred tax assets as it is more likely than not that the deferred tax assets will not be realized.

F-30

The non-current deferred tax asset is summarized below:

	2021	2020
Deferred tax assets
Net operating loss carry forwards	$5,557,000	$5,408,000
Intangible and fixed assets	-	110,000
Accrued expenses	30,000	105,000
Total deferred tax assets	5,587,000	5,623,000
Deferred tax liabilities
Depreciation and amortization	(107,000)	-
Valuation allowance	(5,480,000)	(5,623,000)
Net deferred tax asset	$-	$-

The benefit for income taxes differed from the amount computed using the U.S. federal income tax rate of 21% for December 31, 2021 and 2020, as follows:

	2021	2020

Income tax benefit (expense)	$(69,000)	$573,000
Non-deductible items	(142,000)	28,000
State and other benefits included in valuation	16,000	196,000
Exclusion of income (losses) of pass-through entity	52,000	(13,000)
Change in valuation allowance	143,000	(784,000)
Income tax benefit	$-	$-

NOTE 20 – ENVIRONMENTAL COMPLIANCE

Significant federal environmental laws affecting us are the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “Superfund Act”, the Clean Air Act, the Clean Water Act and the Toxic Substances Control Act (“TSCA”).

Pursuant to the EPA’s authorization of the RCRA equivalent programs, a number of states have regulatory programs governing the operations and permitting of hazardous waste facilities. Our facilities are regulated pursuant to state statutes, including those addressing clean water and clean air. Our facilities are also subject to local siting, zoning and land use restrictions. We believe we are in substantial compliance with all federal, state and local laws regulating our business.

NOTE 21 – EMPLOYEE RETENTION CREDIT

During the year ended December 31, 2021, the Company applied for certain Employee Retention Credits (“ERTC”) under the CARES Act in the approximate amount of $0.2 million, which is reflected within the statement of operations as a reduction to salaries and related expenses. The remaining balance of the ERTC receivable as of December 31, 2021 was $0.

NOTE 22 - SUBSEQUENT EVENTS

On February 11, 2022, the Company borrowed $250,000 under a long-term note. The note bears interest at an annual rate of 8% simple interest and matures on February 10, 2027. This note is included as part of a series of anticipated notes, all of which will be converted into common equity of Paragon Waste Services, LLC., in accordance with the note’s provisions.

F-31

(b) Financial Statement Schedules:

Schedule II - Valuation and Qualifying Accounts

For the year ended	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions	Balance at end of period

December 31, 2020
Valuation allowance on deferred tax assets	$4,839,000	$784,000	$-	$-	$5,623,000

December 31, 2021
Valuation allowance on deferred tax assets	$5,623,000	$(143,000)	$-	$-	$5,480,000

All other financial schedules are not required under the related instructions or are inapplicable and therefore have been omitted.

F-32